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                          EXPENSE LIMITATION AGREEMENT

     Agreement dated as of the 1st day of October, 2005 by and between The Oberweis Funds (the "Trust"), a Massachusetts business trust, on behalf of the Oberweis China Opportunities Fund (the "Fund") and Oberweis Asset Management, Inc., an Illinois corporation (the "Adviser").

     WHEREAS, the Trust has entered into an investment advisory and management agreement with respect to the Fund with the Adviser (the "Advisory Agreement"); and

     WHEREAS, the Trust and the Adviser wish to agree to an expense limitation with respect to the Fund;

     NOW, THEREFORE, in consideration of the promises and covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree:

     1.   EXPENSE LIMITATION.

     For the period October 1, 2005 through April 30, 2006, in the event the operating expenses of the Fund on an accrual basis, including all investment advisory, management and administrative fees, for any fiscal year of the Fund during which the Advisory Agreement is in effect exceed 2.49% of the Fund's average daily net assets, the Adviser shall reimburse the Fund for 100% of such excess; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions, and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund; provided further, however that fees and expenses relating to meetings of the Fund's shareholders and related proxy solicitation shall not be deemed to be extraordinary. Such reimbursement, if any, shall be computed and accrued daily, shall be settled on a monthly basis and shall be based upon the expenses and average net assets computed through the last business day of the month. As of the end of the Fund's fiscal year, however, the aggregate amount of reimbursements, if any, by the Adviser to the Fund in excess of the amount necessary to limit the operating expenses on an annual basis to said expense limitation shall be refunded to the Adviser. If this Agreement is in effect during only part of a fiscal year, the expenses of the Fund during such part of the year shall be annualized for purposes of applying the foregoing expense limitation.

     Notwithstanding anything in the foregoing to the contrary, the Adviser shall not be obligated to reimburse the Fund in an amount exceeding its investment advisory and management fee for the period, except to the extent required by applicable law.

     2.   MISCELLANEOUS.

          (a) Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Agreement and Declaration of Trust (the "Trust Agreement") or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

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          (b) Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory and management fee, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Investment Company Act of 1940 (the "1940 Act"), shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

          (c) Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

          (d) Limitation of Liability. This Agreement is executed by or on behalf of the Fund and the Adviser is hereby expressly put on notice of the limitation of Shareholder and Trustee liability as set forth in the Trust Agreement, and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligations from the Shareholders or any Shareholder of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the trustees or officers of the Fund or any individual trustee or officer.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed by their duly authorized officers as the day and year first above written.

THE OBERWEIS FUNDS                      OBERWEIS ASSET MANAGEMENT, INC.


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By:                                     By:

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Attest:                                 Attest:

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